FOR IMMEDIATE RELEASE	December 30, 2016
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN FORT MYERS, FLORIDA

Freehold, New Jersey….December 30, 2016……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 213,672 square foot industrial building located at 14001 Jetport Loop in Fort Myers, FL at a purchase price of $21,001,538. The property is net-leased for 10 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 22.49 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce the acquisition of this mission-critical facility leased to FedEx. This brand new built-to-suit property is located directly across from the Southwest Florida International Airport. This valuable land parcel contains ample acreage to provide for future expansion as needed. We continue to grow our portfolio one high-quality asset at a time and with this acquisition we now own one hundred properties strategically situated across 30 states. Our modern industrial property portfolio is currently 100% occupied because our buildings are integral to our tenants’ operations.”

Monmouth Real Estate Investment Corporation, founded in 1968 is one of the oldest public equity REITs in the U.S. The Company specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully-integrated and self-managed real estate company, whose property portfolio consists of one hundred properties located in thirty states, containing a total of approximately 16.6 million rentable square feet. In addition, the Company owns a portfolio of REIT securities.

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